EXHIBIT 10T

Bristol-Myers Squibb Company

2002 STOCK INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Bristol-Myers Squibb Company (the “Company”) has granted you an option to purchase a number of shares of the Common Stock of Bristol-Myers Squibb Company, (the “Option”), at the specified price set forth in the above Grant Summary. The Expiration Date of the grant is set forth above. This grant is subject in all respects to the terms, definitions and provisions of the Bristol-Myers Squibb Company 2002 Stock Incentive Plan (the “Plan”) adopted by the Company.

This Option is granted upon and subject to the following terms and conditions:

1.	Vesting Schedule. You must remain in the continuous employment of the Company or one of its subsidiaries (the “Company”) for a period of one-year following the date of this grant before you are permitted to exercise any portion of the Option. Thereafter, except as specifically set forth below, this Option may be exercised in the following manner: (a) only to the extent of 25 percent of the number of shares to which this Option applies on or after the first anniversary and prior to the second anniversary of the date of grant hereof; (b) only to the extent of 50 percent of the number of shares to which this Option applies on or after the second anniversary and prior to the third anniversary of the date of grant hereof; and (c) only to the extent of 75 percent of the number of shares to which this Option applies on or after the third anniversary and prior to the fourth anniversary of the date of grant hereof.

These provisions do not apply if you (a) are 60 years old; (b) die while employed by the Company; (c) retire; or (d) cease to be employed by the Company (i) on or after your 65th birthday, (ii) after your 55th birthday and you have completed 10 years of service, (iii) on or after the date the sum of your age plus years of service, when rounded up to the next highest number, equals at least 70 and you have completed ten years of service with the Company and your employment terminates for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company, or (iv) for any reason other than death, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company. If you terminate from the Company under clause (d)(iii) or (d)(iv), you must sign a General Release and, where applicable, a non-solicitation and/or non-compete agreement with the Company for these provisions to be inapplicable.

2.	Option Exercise and Payment. To exercise the Option, in whole or in part, you must notify the Company’s designated broker/agent in a manner designated by the Plan Administrator. This notification will be effective upon receipt by the Company’s designated broker/agent and must be received on or before the specified Expiration Date. If the specified Expiration Date falls on a day that is not a regular business day at the Company’s executive office in New York City or broker/agent’s office, then the exercise notification must be received on or before the last regular business day prior to the Expiration date.

Payment must be made in the form of a wire transfer, personal check, or money order, payable in U.S. dollars and on a U.S. bank to the order of the Company’s designated broker/agent; or by authorizing the Company’s designated broker/agent to sell the shares acquired upon the exercise of the Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire exercise price, applicable brokerage fees, and any withholding and/or taxes and applicable fees resulting from such exercise as described in Section 3 hereof; or, if not problematic under local law, by delivery of a certificate or certificates for shares of Common Stock of the Company owned by you for at least six months having a fair market value at the date of exercise equal to the purchase price for such shares, or in a combination of the foregoing; provided, however, that payment in shares of Common Stock of the Company will not be permitted unless at least 100 shares of Common Stock are required and delivered for such purpose. Any stock certificate or certificates so delivered must be endorsed, or accompanied by an appropriate stock power, to the order of Bristol-Myers Squibb Company, with the signature guaranteed by a bank or trust company or by a member firm of the New York Stock Exchange. In lieu of the physical delivery of certificate(s), you may submit certificates by attestation.

No shares will be issued pursuant to the exercise of an Option unless such issuance and such exercise shall comply with all relevant provisions of law and the requirement of any stock exchange upon which the shares may then be listed.

3.	Withholding and Employment Taxes Upon Exercise of Option. You must pay the Company upon its demand any amount for the purpose of satisfying its liability, if any, to withhold federal, state or local income or earnings tax or any other applicable tax or assessment (plus interest or penalties thereon, if any, caused by a delay in making such payment) incurred by reason of your exercise of options or the transfer of shares thereupon. You may satisfy your withholding tax obligations by authorizing the Company’s designated broker/agent to sell an appropriate number of shares being issued on exercise to cover the federal, state, local and FICA taxes. If on the date of exercise, you are an executive officer of the Company within the meaning of Section 16 of the Securities Exchange Act of 1934, you must use share withholding to satisfy the obligation to pay federal, state, local and FICA taxes to be withheld on the exercise.

4.	Non-Transferability. This grant is not transferable other than by will or by the laws of descent and distribution.

5.	Termination of Employment.

(a) Retirement. If you terminate from the Company (i) on or after your sixty-fifth birthday, (ii) on or after your fifty-fifth birthday and you have ten years of service with the Company, or (iii) on or after the date the sum of the your age plus years of service, when rounded up to the next highest number, equals at least 70 and you have completed ten years of service with the Company and your employment terminates for any reason other than death, disability, resignation, willful misconduct, or activity deemed detrimental to the interest of the Company, provided you sign a general release, your termination of employment will be deemed a retirement. If you are retired from the Company, and your Option was granted more than one year prior to your retirement, the Option will fully vest on your retirement date and you will have the remainder of the term of the grant to exercise your Option.

(b) Military or Government Service. Whether military or government service or other bona fide leave of absence shall constitute termination of employment for the purpose of this Option shall be determined in each case by the Compensation and Management Development Committee or its successor committee (the “Committee”) in its sole discretion.

(c) Disability. If you have been continuously employed by the Company for more than one year after the granting of this Option and you retire or otherwise cease to be so employed by reason of disability, entitling you to receive payments under a disability pay plan of the Company, you shall be treated as though you remained in the employ of the Company until the earlier of (i) cessation of payments under the disability pay plan, (ii) death, or (iii) attainment of 65th birthday.

(d) Death. If you die while you are employed by the Company and you have held this Option less than a year prior to your death, the Option will lapse. If you die while you are employed by the Company and you have held this Option for more than one year prior to your death, the Option will not lapse until the Expiration Date. If you die after you have terminated from the Company and you are not retired from the company or on disability at the time of your death, and your death occurs within the three-month post termination exercise period, the option will lapse one year after your date of death or on the tenth anniversary of the grant date, whichever is earlier. Your personal representative or your estate may exercise your Option before they lapse.

(e) Other. If you resign from the Company and you are not eligible to retire, any unvested Option shares will lapse on your termination date. You may exercise any vested Option shares within three months of your termination date. If your employment is terminated by the Company for reasons other than misconduct or other conduct deemed detrimental to the interests of the Company, and you are not eligible to retire, the vesting of this Option will be accelerated provided you have been continuously employed by the Company for more than one year following the grant date and you sign a General Release. You may also be required to sign a non-compete and/or non-solicitation agreement to receive accelerated vesting treatment. Again, you may exercise vested options within three months of your termination date.

6.	Forfeiture in the Event of Competition and/or Solicitation or other Detrimental Acts. You acknowledge that your continued employment with the Company and the Option are sufficient consideration for this Agreement, including, without limitation, the restrictions imposed upon you by paragraph 6.

a) By accepting this Option, you expressly agree and covenant that during the Restricted Period (as defined below), you shall not, without the prior consent of the Company, directly or indirectly:

i)	own or have any financial interest in a Competitive Business (as defined below), except that nothing in this clause shall prevent you from owning one per cent or less of the outstanding securities of any entity whose securities are traded on a U.S. national securities exchange (including NASDAQ) or an equivalent foreign exchange;

ii)	be actively connected with a Competitive Business by managing, operating, controlling, being an employee or consultant (or accepting an offer to be an employee or consultant) or otherwise advising or assisting a Competitive Business;

iii)	take any action that might divert any opportunity from the Company or any of its affiliates, successors or assigns (the “Related Parties”) that is within the scope of the present or future operations or business of any Related Parties;

iv)	employ, solicit for employment, advise or recommend to any other person that they employ or solicit for employment or form an association with any person who is employed by the Company or who has been employed by the Company within one year of the date of the termination of your employment with the Company;

v)	contact, call upon or solicit any customer of the Company, or attempt to divert or take away from the Company the business of any of its customers;

vi)	contact, call upon or solicit any prospective customer of the Company that you became aware of or were introduced to in the course of your duties for the Company, or otherwise divert or take away from the Company the business of any prospective customer of the Company; or

vii)	engage in any activity that is harmful to the interests of the Company, including, without limitation, any conduct during the term of your employment that violates the Company’s Standards of Business Conduct and Ethics, securities trading policy and other policies.

b) Forfeiture. If the Company determines that you have violated any provisions of paragraph 6(a) above during the Restricted Period, then you agree and covenant that:

i)	any portion of the Option (whether or not vested) that has not been exercised as of the date of such determination shall be immediately rescinded;

ii)	you shall automatically forfeit any rights you may have with respect to the Option as of the date of such determination; and

iii)	if you have exercised all or any part of the Option within the twelve-month period immediately preceding a violation of paragraph 6(a) above (or following the date of any such violation), upon the Company’s demand, you shall immediately deliver to it a certificate or certificates for shares of the Company’s Common Stock with a fair market value (determined on the date of such demand) equal to the gain realized by you upon such exercise.

iv)	The foregoing remedies set forth in paragraph 6(b) shall not be the Company’s exclusive remedies. The Company reserves all other rights and remedies available to it at law or in equity.

c)	Definitions. For purposes of this paragraph 6, the following definitions shall apply:

i)	The Company directly advertises and solicits business from customers wherever they may be found and its business is thus worldwide in scope. Therefore, “Competitive Business” means any person or entity that engages in any business activity that competes with the Company’s business in any way, in any geographic area in which the Company engages in business, including, without limitation, any state in the United States in which the Company sells or offers to sell its products from time to time.

ii)	“Restricted Period” means the period during which you are employed by the Company and twelve months following the date that you cease to be employed by the Company for any reason whatsoever.

d)	Severability. You acknowledge and agree that the period, scope and geographic areas of restriction imposed upon you by the provisions of paragraph 6 are fair and reasonable and are reasonably required for the protection of the Company. In the event that any part of this Agreement, including, without limitation, paragraph 6, is held to be unenforceable or invalid, the remaining parts of paragraph 6 and this Agreement shall nevertheless continue to be valid and enforceable as though the invalid portions were not a part of this Agreement. If any one of the provisions in paragraph 6 is held to be excessively broad as to period, scope and geographic areas, any such provision shall be construed by limiting it to the extent necessary to be enforceable under applicable law.

e)	Extension of Restrictions Upon Violation. If you violate any provision of paragraph 6 during the twelve months following the date you cease to be employed by the Company, the Restricted Period shall be extended for a period of twelve months from the date of your last violation.

f)	Injunctive Remedies. You acknowledge that the restrictions contained in this Agreement are reasonably necessary to protect the legitimate business interests of the Company, and that any violation of any of such restrictions will result in immediate and irreparable injury to the Company for which monetary damages will not be an adequate remedy. You further acknowledge that if any such restriction is violated, the Company will be entitled to immediate relief enjoining such violation (including, without limitation, temporary and permanent injunctions, a decree for specific performance and an equitable accounting of earnings, profits and other benefits arising from such violation) in any court or before any judicial body having jurisdiction over such claim, without the necessity of showing any actual damage or posting any bond or furnishing any other security. You also agree that any request for such relief by the Company shall be in addition to and without prejudice to any claim for monetary damages that the Company may elect to assert.

g)	Expenses of Enforcement. If you violate this Agreement, you shall pay the Company for any and all costs, fees (including, without limitation, attorneys’ fees), expenses and disbursements of the Company in connection with the enforcement by the Company of this Agreement.

7.	Adjustments in the Event of Change in Stock. Notwithstanding anything in this Option Agreement to the contrary, if prior to the Expiration Date any changes occur in the outstanding Common Stock of the Company by reason of stock dividends, recapitalization, mergers, consolidations, split-ups, combinations or exchanges of shares and the like, the aggregate number and class of shares under the Plan, and the number, class and price of share subject to outstanding options or awards shall be adjusted appropriately by the Committee, whose determination shall be conclusive.

8.	Data Privacy. By entering into this agreement, you (a) authorize the Company and any agent of the Company administering the Plan or providing Plan recordkeeping services, to disclose to the Company or any of its subsidiaries such information and data as the Company or any such subsidiary shall request in order to facilitate the grant of options and the administration of the Plan; (b) waive any data privacy rights you may have with respect to such information; and (c) authorize the Company to store and transmit such information in electronic form.

9.	Binding Effect. All decisions or interpretations of the Board of Directors or the Committee with respect to any question arising under the Plan or under this Option Agreement shall be binding, conclusive and final.

10.	Waiver. The waiver by the Company of any provision of this Option shall not operate as or be construed to be a subsequent waiver of the same provision or waiver or any other provision hereof.

11.	Construction. This Option shall be irrevocable during the Option period and its validity and construction shall be governed by the laws of the State of New York. The terms and conditions herein set forth are subject in all respects to the terms and conditions of the Plan, which shall be controlling.

Bristol-Myers Squibb Company

By

I understand that this option has been granted to provide a means for me to acquire and/or expand an ownership position in Bristol-Myers Squibb Company, and it is expected that I will retain the stock I receive upon the exercise of this option consistent with the Company’s share retention guidelines in effect at the time of exercise of this award. In accepting this grant, I hereby agree that Smith Barney, or such other vendor as the Company may choose to administer the plan, may provide the Company with any and all account information necessary to monitor my compliance with the Company’s Share Retention Policy.

I hereby agree to the foregoing terms and conditions and accept the grant of the option subject thereto.